================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                     HEALTH CARE AND RETIREMENT CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

--------------------------------------------------------------------------------

                                    HCR LOGO

                     HEALTH CARE AND RETIREMENT CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                      and
                                PROXY STATEMENT

                                  MEETING DATE
                                  MAY 5, 1998

                            YOUR VOTE IS IMPORTANT!
             Please mark, date and sign the enclosed proxy card and
          promptly return it to the Company in the enclosed envelope.

--------------------------------------------------------------------------------

                                    HCR LOGO

                     HEALTH CARE AND RETIREMENT CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 5, 1998

     The Annual Meeting of Stockholders of Health Care and Retirement Corporation will be held on Tuesday, May 5, 1998 at 2:00 p.m. in the auditorium of One SeaGate, Toledo, Ohio, for the following purposes:

     1. To elect two directors for three-year terms, or until their successors are elected and qualified;

     2. To vote on approval of an amendment to the Certificate of Incorporation to increase the authorized common shares ($.01 par value) from 80,000,000 to 160,000,000;

     3. To ratify the selection of Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998; and

     4. To transact such other business as may properly come before the meeting.

     The record date for voting at the meeting is March 12, 1998. Only holders of Common Stock of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting.

     Please mark, sign, date and return your proxy in the enclosed envelope so that your shares may be voted at the meeting. If the shares are held in more than one name, all holders of record should sign.

                                          By Order of the Board of Directors,

                                          Paul A. Ormond
                                          Chairman of the Board

                                          R. Jeffrey Bixler
                                          Secretary
March 24, 1998

                     HEALTH CARE AND RETIREMENT CORPORATION

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation on behalf of the Board of Directors of Health Care and Retirement Corporation, a Delaware corporation ("HCR" or "Company"), of proxies for use at the Annual Meeting of Stockholders of the Company ("Annual Meeting"), to be held at One SeaGate, Toledo, Ohio, on Tuesday, May 5, 1998 at 2:00 p.m., and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on or about March 24, 1998. The mailing address of the principal executive offices of the Company is One SeaGate, Toledo, Ohio 43604-2616.

     Only stockholders of record at the close of business on March 12, 1998 will be entitled to vote at the meeting. At such date, there were outstanding 44,829,892 shares of the Company's Common Stock. Each share of Common Stock is entitled to one vote. There is no provision in the Company's Certificate of Incorporation for cumulative voting. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. Votes cast in person or by proxy will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the matter to which the abstention applies. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter. The Common Stock outstanding on the record date included 496,414 shares held by the trustee under the Company's Stock Purchase and Retirement Savings Plan, a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, which shares the trustee must vote in accordance with written instructions from participants in such plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares for which instructions were received.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years. Currently, the terms of office for members of Class I of the Board of Directors will expire on the date of the Annual Meeting in 1998. The members of Class I are John J. Clair, Jr. and Paul A. Ormond. The Board of Directors has fixed the number of directors to be elected at the 1998 Annual Meeting at two and has nominated Messrs. Clair and Ormond for election to Class I. Those persons who are elected directors at the 1998 Annual Meeting will hold office until their terms expire on the date of the 2001 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class II and III of the Board of Directors will expire, respectively, on the dates of the Annual Meeting in 1999 and 2000.

     So far as the Board has been advised, only the two persons named above as nominees will be nominated for election as directors at the Annual Meeting. It is intended that the shares represented by proxies in the accompanying form will be voted for the election of these two nominees unless authority to so vote is withheld. The nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A stockholder entitled to vote for the election of directors may withhold authority to vote for all or certain nominees.

     The following information, which has been provided by the directors, sets forth for each nominee for election to the Board of Directors and for each director whose term continues, his name, age, principal occupation or employment during at least the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is carried on and the period during which the nominee has served as a director of the Company.

1998 NOMINEES

     JOHN J. CLAIR, JR., age 51, has been a director of the Company since February, 1992. Since 1980, he has been a partner in the law firm of Latham & Watkins, with headquarters in Los Angeles, California. Mr. Clair concentrates his practice in corporate tax matters. He is a member of the bar of the State of California and a member of the American, California and Los Angeles County bar associations. He is a member of Class I of the Board of Directors and a member of the Audit Committee.

     PAUL A. ORMOND, age 48, has been Chairman of the Board, President and Chief Executive Officer of the Company since August, 1991. Since October, 1991 he has been employed by Health Care and Retirement Corporation of America ("HCRA"), a subsidiary of the Company, as President and Chief Executive Officer. He is a member of Class I of the Board of Directors of the Company. Mr. Ormond is also a director of Aeroquip-Vickers, Inc.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE.

CONTINUING DIRECTORS

     JOSEPH H. LEMIEUX, age 67, has been a director of the Company since August, 1991. Mr. Lemieux is Chief Executive Officer of Owens-Illinois, Inc., a position he has held since September, 1990. Mr. Lemieux has been a member of the Owens-Illinois Board of Directors since July, 1984 and Chairman of that Board since September, 1991. He is a member of Class II of the Board of Directors of the Company and a member of the Compensation Committee. Mr. Lemieux is also a director of National City Corporation.

     GEOFFREY G. MEYERS, age 53, has been Executive Vice President, Chief Financial Officer and Treasurer of the Company since August, 1991 and a director of the Company since February, 1992. Since October, 1991 he has been employed by HCRA, as Executive Vice President and Chief Financial Officer. Mr. Meyers is a member of Class II of the Board of Directors of the Company.

     ROBERT G. SIEFERS, age 52, has been a director of the Company since February, 1992. Since October, 1997 Mr. Siefers has been Vice Chairman and Chief Financial Officer of National City Corporation, Cleveland, Ohio. From February, 1991 until October, 1997 Mr. Siefers was Executive Vice President and Chief Financial Officer of National City Corporation. Mr. Siefers is a member of Class III of the Board of Directors and a member of the Audit and Compensation Committees.

     M. KEITH WEIKEL, age 60, has been Senior Executive Vice President and Chief Operating Officer of the Company since August, 1991 and a director of the Company since February, 1992. Since October, 1991 he has been employed by HCRA as Senior Executive Vice President and Chief Operating Officer. Mr. Weikel is a member of Class III of the Board of Directors.

     THOMAS L. YOUNG, age 54, has been a director of the Company since August, 1991. He is Executive Vice President-Administration and General Counsel of Owens-Illinois, Inc., a position he has held since April, 1992. He is a member of Class III of the Board of Directors and a member of the Audit and Compensation Committees of the Board.

COMPENSATION OF DIRECTORS

     During 1997, the annual fee for service on the Board by each non-management director was $20,000. In addition, the fee paid to non-management directors for attendance at Board meetings was $1,000 per meeting, and the fee for attendance at meetings of a committee of the Board was $500 per meeting. Such fees were paid in cash quarterly unless deferred under the Deferred Compensation Plan for Outside Directors. Management directors do not receive additional compensation for service on the Board of Directors.

     The Company has adopted, with stockholder approval, a Stock Option Plan for Outside Directors ("Outside Directors Plan"). Under the terms of the Outside Directors Plan, each non-management director receives an option to purchase 9,000 shares of Common Stock upon election to the Board and, after completing one year of service, an additional option to purchase 9,000 shares of Common Stock on the business day immediately following each annual stockholders' meeting for so long as such person continues to serve as a director. The per share exercise price of each option is the fair market value of a share of Common Stock on the date of grant. Options granted under this plan are immediately exercisable. During 1997, Messrs. Clair, Lemieux, Siefers and Young each received option grants under the terms of the Outside Directors Plan.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors met four times during 1997. All members of the Board attended all meetings of the Board and all meetings of the committees on which each served.

     The Board of Directors currently has an Audit Committee and a Compensation Committee. The Audit Committee makes recommendations to the Board of Directors as to the engagement or discharge of the independent public accountants; reviews the plan and results of the auditing engagement with the independent public accountants; reviews the scope and results of the Company's internal auditing procedures; reviews the adequacy of the Company's system of internal accounting controls and corporate compliance program; and directs and supervises investigations into matters within the scope of its duties. The Audit Committee met twice during 1997. The Committee is comprised of Messrs. Clair, Siefers and Young.

     The Compensation Committee of the Board of Directors is comprised of directors who are not officers or employees of the Company and are not eligible to participate in any of the Company's executive compensation programs. The Committee has overall responsibility for administering the executive compensation program of the Company. The Committee regularly evaluates the executive compensation program to ensure its appropriateness in the context of the Company's business and its competitiveness with the compensation practices of other companies. From time to time, the Committee seeks the advice of independent experts in evaluating plan design, compensation levels and administration. Each year the Compensation Committee reviews and approves salaries for the executive officers of the Company. The Committee is also responsible for administering the Amended Stock Option Plan for Key Employees, the Amended Restricted Stock Plan and certain other incentive compensation plans covering executive officers. The Compensation Committee met three times during 1997. The Committee is comprised of Messrs. Lemieux, Siefers and Young.

OTHER DIRECTOR INFORMATION

     During 1997, the law firm of Latham & Watkins, of which Mr. Clair is a partner, received fees from the Company for legal services in connection with various securities, tax, acquisition and litigation matters. The Company anticipates continuing to utilize the services of Latham & Watkins on various legal matters.

     During 1997, National City Corporation and certain of its subsidiaries provided commercial banking, private banking and trust services to the Company and certain of its officers. Mr. Lemieux is a director of National City Corporation and Mr. Siefers is an executive officer of National City Corporation.

                    SECURITY OWNERSHIP OF CERTAIN MANAGEMENT
                             AND BENEFICIAL OWNERS

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows, as of the record date, information concerning beneficial ownership of shares of Common Stock by directors and nominees individually, the individuals named in the Summary Compensation Table, and directors and executive officers of the Company as a group. Except as indicated by the notes to the table, the holders listed below have sole voting and investment power over the shares beneficially owned by them.

                                                                AMOUNT AND NATURE
                                               NAME OF            OF BENEFICIAL      PERCENT
           TITLE OF CLASS                 BENEFICIAL OWNER      OWNERSHIP(1)(2)(3)   OF CLASS
-------------------------------------  -----------------------  ------------------   --------
Common Stock.........................  R. Jeffrey Bixler              123,499          (4)
Common Stock.........................  John J. Clair, Jr.              57,000          (4)
Common Stock.........................  Joseph H. Lemieux               69,000          (4)
Common Stock.........................  Geoffrey G. Meyers             460,758          1.0%
Common Stock.........................  Paul A. Ormond               2,460,659(5)       5.1%
Common Stock.........................  Paul G. Sieben                 153,228          (4)
Common Stock.........................  Robert G. Siefers               57,000          (4)
Common Stock.........................  M. Keith Weikel                603,753          1.3%
Common Stock.........................  Thomas L. Young                 51,000          (4)
Common Stock.........................  Executive Officers &         4,250,252          8.8%
                                       Directors as a group

---------------

(1) Includes shares of restricted stock granted to the executive officers under the Company's Amended Restricted Stock Plan.

(2) Includes the following number of shares which the person has a right to acquire within 60 days of the record date upon the exercise of options:
    Bixler -- 90,320; Clair -- 54,000; Lemieux -- 54,000; Meyers -- 335,348;
    Ormond -- 1,559,302; Sieben -- 66,001; Siefers -- 54,000; Weikel -- 416,394;
    Young -- 45,000; and Executive Officers and Directors as a
    Group -- 2,817,840.

(3) Includes shares held by Messrs. Bixler, Meyers, Ormond, Sieben and Weikel and by all executive officers as a group, under the Stock Purchase and Retirement Savings Plan as of the record date.

(4) Percentage of ownership is less than one percent of the class.

(5) Includes 81,472 shares held by family members of Mr. Ormond and 89,286 shares held in trust for certain family members of Mr. Ormond. Mr. Ormond disclaims any beneficial interest in the shares held by family members or in trust.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information, as of December 31, 1997, with respect to any person who is known to the Company to be the beneficial owner of more than five percent of its Common Stock. The information presented is based upon Schedule 13Gs filed pursuant to the Securities Exchange Act of 1934 and received by the Company.

                                                                               AMOUNT AND NATURE
                                              NAME AND ADDRESS                   OF BENEFICIAL      PERCENT OF
        TITLE OF CLASS                      OF BENEFICIAL OWNER                    OWNERSHIP          CLASS
-------------------------------  ------------------------------------------    -----------------    ----------
Common Stock...................  Putnam Investments, Inc.(1)                       6,367,346          14.4%
                                 One Post Office Square
                                 Boston, MA 02109
Common Stock...................  AMVESCAP PLC(2)                                   4,025,350           9.1%
                                 11 Devonshire Square
                                 London EC2M 4YR
                                 England
Common Stock...................  Brinson Partners, Inc.(3)                         2,808,209           6.4%
                                 209 South LaSalle Street
                                 Chicago, IL 60604

---------------

(1) The Schedule 13G received by the Company from Putnam Investments, Inc. ("PI") indicated that the filing was made on behalf of PI, its parent company, Marsh & McLennan Companies, Inc. ("MMC"), two subsidiaries of PI which are registered investment advisers, Putnam Investment Management, Inc. ("PIM") and the Putnam Advisory Company, Inc. ("PAC"), and Putnam New Opportunities Fund ("Fund") which is a business trust under Massachusetts law. The Schedule 13G filing further stated that neither MMC nor PI have any power to vote or dispose of, or direct the voting or disposition of, any of the securities covered by the Schedule 13G. The Schedule 13G indicated that PIM had shared dispositive power over 5,818,546 shares; that PAC had shared voting power over 310,500 shares and shared dispositive power over 548,800 shares; and that Fund had shared dispositive power over 2,356,200 shares.

(2) The 13G received by the Company from AMVESCAP PLC indicated that the filing was made on behalf of AMVESCAP PLC, AVZ, Inc., A I M Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., and INVESCO Realty Advisers, Inc. The 13G further indicated that all of the foregoing entities had shared voting and shared dispositive power over all such shares.

(3) The Schedule 13G received by the Company from Brinson Partners, Inc. ("BPI") indicated that the filing was made on behalf of BPI, Brinson Holdings, Inc. ("BHI"), SBC Holding (USA), Inc. ("SBCUSA") and Swiss Bank Corporation ("SBC"). The Schedule 13G indicated that BPI is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and that each of BHI, SBCUSA and SBC is a Parent Holding Company in accordance with
    Section 240.13d-1(b)(1)(ii)(G). The Schedule 13G further indicated that BPI and BHI had shared voting and shared dispositive power over 2,808,009 shares, and SBCUSA and SBC had shared voting and shared dispositive power over all shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth the annual and long-term compensation for the last three completed fiscal years for the Company's Chief Executive Officer and the four other most highly compensated executive officers at the end of the last completed fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                 ANNUAL
                                             COMPENSATION(1)            LONG-TERM COMPENSATION
                                           -------------------   ------------------------------------
                                                                          AWARDS             PAYOUTS
                                                                 ------------------------   ---------
                                                                 RESTRICTED   SECURITIES    LONG-TERM
             NAME AND                                              STOCK      UNDERLYING    INCENTIVE      ALL OTHER
        PRINCIPAL POSITION          YEAR    SALARY     BONUS     AWARDS(2)    OPTIONS (#)    PAYOUTS    COMPENSATION(3)
        ------------------          ----   --------   --------   ----------   -----------   ---------   ---------------
Paul A. Ormond....................  1997   $511,904   $550,000   $4,387,500      90,000     $405,000       $ 38,395
  Chairman, President               1996    481,731    500,000           --      90,000      396,900         32,781
  and Chief Executive Officer       1995    451,846    450,000           --      90,000      378,000         31,206

M. Keith Weikel...................  1997    326,154    285,000    1,170,000      30,000      213,750         30,022
  Senior Exec. Vice President       1996    306,154    260,000           --      30,000      211,680         24,055
  and Chief Operating Officer       1995    286,231    235,000           --      30,000      201,600         24,017

Geoffrey G. Meyers................  1997    234,808    140,000      877,500      18,000      109,200         12,403
  Exec. Vice President              1996    220,808    128,000           --      18,000      108,241         13,300
  and Chief Financial Officer       1995    208,738    115,000           --      18,000      103,088         13,267

R. Jeffrey Bixler.................  1997    172,635     80,000      585,000      12,898       54,375          9,575
  Vice President and                1996    160,692     66,000           --      12,000       53,746          8,407
  General Counsel                   1995    145,923     60,000           --      10,500       51,188          8,000

Paul G. Sieben....................  1997    164,519     62,000      219,375       9,000       54,375          9,829
  Vice President, Director of       1996    155,519     57,000           --       9,000       53,746          8,231
  Development & Construction        1995    145,615     54,000           --       9,000       51,188          8,112

---------------

(1) The aggregate incremental cost of perquisites and other personal benefits was less than the minimum required to be reported pursuant to the Securities and Exchange Commission's rules.

(2) The amounts in this column represent the value of restricted stock awards made to the named individuals in March 1997. The grant of the restricted stock was contingent upon achievement by the Company of certain performance-based criteria specified in the award and the certification by the Compensation Committee that the criteria was achieved. Subsequent to year-end, the Committee certified the achievement of the criteria and the restricted stock grants were made on January 29, 1998. The Committee imposed restrictions on the sale or encumbrance of the restricted shares granted to officers, including the individuals named in the Summary Compensation Table, until the later of December 31, 2000 or retirement.

(3) The amounts disclosed in this column for 1997 include (a) Company matching contributions to its Senior Management Savings Plan ("SMSP"), a nonqualified defined contribution plan, on behalf of Messrs. Ormond, Weikel, Meyers, Bixler and Sieben in the amounts of $30,357, $17,585, $7,044, $6,042 and $6,646, respectively; and (b) the dollar value of premiums paid for life insurance for Messrs. Ormond, Weikel, Meyers, Bixler and Sieben in the amounts of $8,038, $12,437, $5,359, $3,533 and $3,183, respectively.

OPTION GRANTS

     The following table sets forth information on stock option grants during 1997 pursuant to the Company's Amended Stock Option Plan for Key Employees ("Option Plan") for the individuals named in the Summary Compensation Table. The Company does not maintain a stock appreciation rights plan covering executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                           INDIVIDUAL GRANTS(1)
                                 -------------------------------------------------------------------------
                                  NUMBER OF      % OF TOTAL
                                 SECURITIES     OPTIONS/SARS
                                 UNDERLYING      GRANTED TO
                                   OPTIONS      EMPLOYEES IN    EXERCISE    EXPIRATION       GRANT DATE
NAME                             GRANTED(#)         1997         PRICE         DATE       PRESENT VALUE(2)
----                             -----------    ------------    --------    ----------    ----------------
Paul A. Ormond.................    90,000          21.5%        $39.4375     12/03/07        $1,368,000
M. Keith Weikel................    30,000           7.2%         39.4375     12/03/07           456,000
Geoffrey G. Meyers.............    18,000           4.3%         39.4375     12/03/07           273,600
R. Jeffrey Bixler..............    12,000           2.9%         39.4375     12/03/07           164,400
                                      898           0.2%         29.8750     10/24/01             6,241
Paul G. Sieben.................     9,000           2.1%         39.4375     12/03/07           123,300

---------------

(1) Each grant during 1997 provides that the option shall not be exercisable to any extent until three years following the date of grant at which time the option becomes fully exercisable, except that the option grant of 898 shares to Mr. Bixler, pursuant to the Additional Option feature of the Option Plan, is immediately exercisable.

(2) Represents an estimate of option values at grant date by using the Black-Scholes option pricing model with the following weighted average assumptions: dividend yield of 0%, expected volatility of 20%, risk-free rate of return of 5.90% and expected life of 6.8 years.

AGGREGATED OPTION VALUES

     The following table sets forth information concerning option exercises during the last fiscal year by the individuals named in the Summary Compensation Table and the aggregate dollar value of unexercised options held at the end of the last fiscal year by such individuals. The value is based upon a share price of $40.25.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                           VALUE OF
                                                     NUMBER OF SECURITIES                UNEXERCISED
                                                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                          SHARES                 OPTIONS AT DECEMBER 31, 1997    OPTIONS AT DECEMBER 31, 1997
                       ACQUIRED ON     VALUE     ----------------------------    ----------------------------
        NAME           EXERCISE (#)   REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
        ----           ------------   --------   -----------    -------------    -----------    -------------
Paul A. Ormond.......                             1,699,302        270,000       $57,156,100     $2,885,625
M. Keith Weikel......                               464,394         90,000        15,490,498        961,875
Geoffrey G. Meyers...                               358,992         54,000        12,098,977        577,125
R. Jeffrey Bixler....     15,000      $353,550       93,073         34,500         3,011,011        356,625
Paul G. Sieben.......     32,785       775,474       66,001         27,000         2,088,117        288,563

LONG-TERM INCENTIVE PLANS

     The individuals named in the Summary Compensation Table are covered by the Company's Performance Award Plan ("PAP") under which eligible employees receive a cash award payable at the end of the three-year period following the grant of the award. The total amount of any award payable at the end of an award period is determined by the Compensation Committee of the Board of Directors and is based upon Company performance criteria established at the beginning of the period. Award payouts for the 1997-1999 award period will be based on the compound annual growth rate in earnings per share of Common Stock over the period.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1997

                                         PERFORMANCE         ESTIMATED FUTURE PAYOUTS
                                          OR OTHER                UNDER NON-STOCK
                                        PERIOD UNTIL             PRICE-BASED PLANS
                                         MATURATION      ---------------------------------
                 NAME                     OR PAYOUT      THRESHOLD     TARGET     MAXIMUM
                 ----                   -------------    ---------    --------    --------
Paul A. Ormond........................   1997-1999       $153,000     $306,000    $459,000
M. Keith Weikel.......................   1997-1999         81,250      162,500     243,750
Geoffrey G. Meyers....................   1997-1999         40,950       81,900     122,850
R. Jeffrey Bixler.....................   1997-1999         25,800       51,600      77,400
Paul G. Sieben........................   1997-1999         20,500       41,000      61,500

RETIREMENT PLANS

     The following table illustrates the estimated combined annual retirement benefits which would be provided under the Company's Pension Plan, a qualified defined benefit plan ("Pension Plan"), and the Senior Executive Retirement Plan, a nonqualified defined benefit plan ("SERP"), in various average earnings classifications upon normal retirement at age 65:

HIGH CONSECUTIVE                                  YEARS OF CREDITED SERVICE
THREE-YEAR             -------------------------------------------------------------------------------
AVERAGE EARNINGS          5          10          15          20          25          30          35
----------------       -------    --------    --------    --------    --------    --------    --------
$   300,000             20,500      40,900      61,400      81,900     102,300     122,800     143,300
    600,000             41,900      83,800     125,700     167,600     209,500     251,400     293,300
    900,000             63,300     126,600     190,000     253,300     316,600     379,900     443,300
  1,200,000             84,800     169,500     254,300     339,000     423,800     508,500     593,300
  1,500,000            106,200     212,400     318,500     424,700     530,900     637,100     743,300
  1,700,000            120,500     240,900     361,400     481,900     602,300     722,800     843,300

     The benefits illustrated in the above table are calculated on a straight-life annuity basis. In accordance with the provisions of the Pension Plan and the SERP, the table reflects the greater of the regular benefit under current provisions of the plans and the "grandfathered benefit" under the formula in effect prior to January 1, 1989. The regular benefit does not contain an offset for social security or other benefits, but the "grandfathered" benefit does contain a partial offset for social security benefits.

     At December 31, 1997, Messrs. Ormond, Weikel, Meyers, Bixler and Sieben had, respectively, total Credited Service under the Pension Plan and the SERP of 24 years, 11 years, 30 years, 15 years and 18 years. Annual covered compensation includes base salary and amounts earned under the Annual Incentive Award Plan and PAP. The covered compensation for 1997 does not differ substantially from that set forth in the Salary, Bonus and Long-Term Payout columns in the Summary Compensation Table.

EXECUTIVE EMPLOYMENT AGREEMENTS

     HCRA has entered into employment agreements with each of the Company's corporate officers including the executive officers listed in the Summary Compensation Table, that entitle them to receive their base salaries and to participate in designated benefit plans of the Company. Each Employment Agreement also provides that the officer's base salary may be adjusted periodically and that benefit plans in which the officer is entitled to participate may be adjusted or terminated by the Company at any time but that no vested or accrued benefit may be adversely affected. The agreements provide that the officer's employment is not for any specified term and may be terminated at any time. In the event of the officer's termination other than for "cause" (as defined in the agreements), payment of base salary would continue for two years for Mr. Ormond and for one year for the other officers. The employment agreements of Messrs. Ormond, Weikel, Meyers and Bixler also contain provisions applicable in the event of a change of control of the Company. Under these provisions, the Company would pay or otherwise provide certain severance benefits to such individuals in the event that, following a change in control, the individual's employment is terminated for reasons other than cause or the individual resigns under specified circumstances. The severance benefits include a payment equal to three times the aggregate cash compensation of the individual (as defined in the agreement) plus medical, dental and other specified benefits for a period of thirty-six months following termination or resignation. These agreements further provide for the exercisability of all options held by the individual and the lapsing of restrictions on restricted stock holdings upon the consummation of the change in control.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee is comprised of Messrs. Lemieux, Siefers and Young, none of whom were officers or employees of the Company or any of its subsidiaries during the fiscal year. Messrs. Lemieux and Young were, prior to October 1991, officers of certain subsidiaries of the Company. As disclosed on page 4, the Company has received banking and related services from subsidiaries of National City Corporation of which Mr. Lemieux is a director and Mr. Siefers is an executive officer.

COMPENSATION COMMITTEE REPORT

     Compensation Policies Applicable to Executive Officers. During 1997, the Compensation Committee continued to follow basic compensation policies previously established. The main objective of the executive compensation program remains the enhancement of stockholder value over the long term. The Committee has noted that the health care industry continues to evolve in a highly competitive and heavily regulated environment which presents senior management with significant challenges and opportunities. The Committee believes that the superior performance of the senior management team in this complex business environment has directly resulted in significant and consistent increases in recognized measures of stockholder value. In the judgment of the Committee, the continued achievement of significant increases in stockholder value requires a superior compensation package which attracts and retains executives of exceptional talents and leadership ability and motivates superior performance in achieving future growth in stockholder value. The compensation program therefore is designed and administered (1) to be strongly competitive within the health care industry generally and with the compensation policies of other publicly-held companies of comparable size and complexity; (2) to provide major incentives directly linked to increases in recognized measures of stockholder value; and (3) to reward superior performance as measured by financial and non-financial factors. The Committee believes that the current compensation program is accomplishing these objectives but the Committee also recognizes its responsibility to evaluate the program regularly and make appropriate changes to ensure its continued success.

     Annual base salaries of the executive officers were reviewed by the Committee at its fall meeting and adjusted as determined to be appropriate, effective December 1, 1997. Following previously stated policies, the Committee adjusted salaries based upon competitive information, past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions to future Company performance. The Committee also took into consideration relatively low inflation in the national economy. Although strong overall performance by the Company was a factor in determining the salary adjustments, the individual factors stated above were the primary considerations.

     The Committee approved payouts under the incentive components of the executive compensation program based upon the Company's performance against goals previously established by the Committee. With respect to the Annual Incentive Plan ("Annual Plan"), the Company performance in 1997 significantly exceeded Committee-approved targets for net income and earnings per share ("EPS"). Other important measures of financial performance such as revenue, operating income margins, cash flow from operations and revenue mix greatly improved versus prior year. In addition, the Committee determined that the quality of care in the Company's nursing centers remained at a high level and significant progress was made during 1997 in implementing strategic plans. These performance achievements justified payouts under the Annual Plan in excess of the target payout levels. In determining the amount of the additional payout, the Committee considered a number of factors but primarily rewarded performance which significantly exceeded pre-established goals.

     The Committee approved payouts under the Performance Award Plan ("PAP") based upon the actual rate of growth in EPS during the 1995-1997 award period, the criteria established by the Committee at the time awards were made. During this period the growth in EPS exceeded the target goal by an amount which earned maximum payouts under the specific formula established at the time the target goals were set by the Committee. The Committee also set a target growth rate in EPS for the 1997-1999 award period which includes a threshold growth rate for any payment and a maximum payment for growth significantly in excess of the target. The Committee believes that the PAP is achieving its objective of focusing senior management on long-term increases in stockholder value.

     The Committee continues to believe that a broad-based stock option plan is an important element in a compensation program designed to maximize stockholder value. The Company's Amended Stock Option Plan for Key Employees ("Option Plan") covers executive officers and key corporate and field management. The Committee believes that the program is valued by eligible employees at all levels of the organization and that the program is providing an important incentive to increasing stockholder value. The Committee approved additional stock option grants during 1997, with exercise dates deferred for three years and exercise prices set at the market value on the date of grant. The grants were based upon competitive option practices and the individual's potential to make a contribution to earnings growth as determined by the individual's job classification, responsibilities and past performance.

     In March, 1997 the Compensation Committee made awards of restricted stock to key management employees, including the executive officers listed in the Summary Compensation Table, subject to stockholder approval of the Amended Restricted Stock Plan ("Amended Plan"). The awards were contingent upon achievement of certain performance-based criteria established by the Committee. The Committee approved restrictions on the sale or encumbrance of the restricted shares until December 31, 2000 for non-officers and until the later of December 31, 2000 or retirement for officers. The Committee believes that the awards of restricted stock, conditioned upon achieving performance-based goals, are an important feature in the long-term retention of key executives and will provide further motivation for performance which is directly linked to future increases in stockholder value. The stockholders approved the Amended Plan at the Annual Meeting in May, 1997.

     Compensation of Chief Executive Officer. The compensation policies described above apply as well to the compensation of the Chief Executive Officer ("CEO"). The Committee is directly responsible for determining the CEO's salary level and for all awards and grants to the CEO under the incentive components of the compensation program. The overall compensation package of the CEO is designed to recognize that the CEO bears primary responsibility for increasing the value of stockholders' investments. Accordingly, a substantial portion of the CEO's compensation is incentive-based, providing greater compensation as direct and indirect financial measures of stockholder value increase. The Committee also believes that the complex health care environment in which the Company currently operates requires a high degree of leadership, innovation and prudent risk-taking in order to meet and sustain corporate objectives for increasing stockholder value. The CEO's compensation is thus structured and administered to motivate and reward the successful exercise of these entrepreneurial skills.

     The CEO's compensation for 1997 was again directly related to the overall performance of the Company as measured by financial criteria and important qualitative factors. Successful financial performance during the year was demonstrated by the significant growth in revenue, revenue mix, operating income and EPS. In addition, the CEO's compensation continued to reflect (1) the excellent quality of care maintained in the Company's nursing centers and the continued emphasis on quality among all employees; (2) progress in implementing the growth objectives of the Company as reflected in earnings growth from existing assets, the further development and addition of specialty care units, and acquisition and new construction activities; (3) the continued strong performance of the senior management team; and (4) related qualitative factors.

     Policy Related to Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 denies a deduction to any publicly held corporation for compensation paid to the CEO and the other four most highly compensated officers, as of the end of a fiscal year, to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993, subject to an exception for "performance-based compensation." It is the Committee's policy to take the necessary steps, including appropriate plan amendments, to qualify compensation paid to executive officers for deductibility to the extent that so qualifying the compensation is not inconsistent with the Company's fundamental compensation policies. In furtherance of this policy, the stockholders have approved amendments to the PAP and the Option Plan designed to meet the performance-based compensation requirements of Section 162(m). The Amended Restricted Stock Plan was also designed to meet the performance-based compensation requirements of Section 162(m), and was approved by the stockholders at the 1997 Annual Meeting. The Committee will continue to monitor developments on this subject and take further action as may be appropriate.

                                          Joseph H. Lemieux
                                          Robert G. Siefers
                                          Thomas L. Young

PERFORMANCE GRAPH

     The graph below compares the total stockholder return on HCR Common Stock to the cumulative total return for a broad market index (the Standard & Poor's 500 Stock Index), and to the cumulative total return for an index comprised of a peer group of companies.(1) The indices reflect the year-end market value of an investment in the stock of each company in the index, including additional shares assumed to have been acquired with cash dividends, if any.

     The graph assumes a $100 investment in HCR stock on December 31, 1992 at a price of $10.9167 per share, as adjusted for 100% and 50% stock dividends on March 5, 1993 and June 5, 1996, respectively. The graph also assumes investments of $100 in the S&P 500 and the peer group indices, respectively, on the same date.
                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

             MEASUREMENT PERIOD                                                      PEER GROUP
           (FISCAL YEAR COVERED)                    HCR             S&P 500            INDEX
1992                                                   $100.00           $100.00           $100.00
1993                                                   $135.87           $110.08           $ 92.30
1994                                                   $183.97           $111.60           $ 91.20
1995                                                   $213.73           $153.51           $ 84.90
1996                                                   $262.21           $188.74           $106.47
1997                                                   $368.69           $251.70           $139.28

---------------
(1) The peer group index is based upon the total return for investments in the common stock of the following companies: Beverly Enterprises, Inc.; Integrated Health Services, Inc.; Manor Care, Inc.; and Novacare, Inc. The returns for each company are weighted in proportion to the market values of the equity capitalization of such companies. Living Centers of America, Inc., is no longer included in the peer group because it ceased to exist as a separate public company during 1997.

                  PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

     The Company's Certificate of Incorporation, as amended in February, 1993, presently authorizes the issuance of 80,000,000 shares of Common Stock, par value $.01 per share. As of March 12, 1998, 44,829,892 shares of Common Stock were issued and outstanding. In addition, as of that date, the Company had reserved 6,504,905 shares of Common Stock for issuance under the Stock Purchase and Retirement Savings Program, the Amended Stock Option Plan for Key Employees, the Amended Restricted Stock Plan and the Outside Directors Stock Option Plan.

     On January 29, 1998, the Board of Directors authorized further amendment to the first paragraph of Article IV of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 160,000,000 shares, subject to stockholder approval at the Annual Meeting on May 5, 1998. The text of the first paragraph of Article IV as so amended is set forth on Exhibit A hereto.

     The increase in authorized shares of Common Stock is recommended by the Board of Directors in order to provide the Company with increased flexibility in implementing the strategic objectives of the Company. Except with respect to the stock option, restricted stock and employee stock purchase plans, there are at present no specific plans, arrangements, negotiations or commitments which will result in the issuance of additional shares. The additional authorized shares will be available for issuance from time to time as the Board of Directors may determine to be in the best interests of the Company. Such issuance may not require further stockholder approval. Holders of Common Stock do not have preemptive rights.

     The affirmative vote of a majority of the stockholders present in person or represented by proxy at the Annual Meeting is required to approve the amendment to the Company's Certificate of Incorporation.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSAL.

         PROPOSAL TO RATIFY SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors of the Company has selected Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending December 31, 1998, subject to ratification of such selection by the stockholders.

     A partner of Ernst & Young LLP will attend the Annual Meeting. He will have an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSAL.

                                 OTHER BUSINESS

     As of the date of this Proxy Statement, management knows of no other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy holders named in the accompanying proxy to take such action as shall be in accordance with their judgment on such matters. For adoption, all proposals to be voted upon by stockholders require a majority vote of Common Stock represented at the meeting in person or by proxy.

                              GENERAL INFORMATION

REVOCABILITY OF PROXIES

     Any proxy solicited hereby may be revoked by the person or persons giving it at any time before it has been exercised at the Annual Meeting by giving notice of revocation to the Company in writing or at the Annual Meeting.

SOLICITATION COSTS

     The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company's Board of Directors. Certain of the Company's officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors' recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone and telegram. Arrangements have also been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     A stockholder desiring to submit a proposal for inclusion in the Company's Proxy Statement for the 1999 Annual Meeting must deliver the proposal so that it is received by the Company no later than November 24, 1998. The Company requests that all such proposals be addressed to R. Jeffrey Bixler, Vice President, General Counsel and Secretary, Health Care and Retirement Corporation, One SeaGate, Toledo, Ohio 43604-2616.

                                          By Order of the Board of Directors,

                                          R. JEFFREY BIXLER, SECRETARY
Toledo, Ohio
March 24, 1998

                                                                       EXHIBIT A

     First paragraph of Article IV of the Certificate of Incorporation of Health Care and Retirement Corporation:

          The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Sixty-Five Million (165,000,000), consisting of One Hundred Sixty Million (160,000,000) shares of common stock, par value $.01 per share (hereinafter called the "Common Stock") and Five Million (5,000,000) shares of preferred stock, par value $.01 per share (hereinafter called the "Preferred Stock").

                                    HCR LOGO

PROXY              HEALTH CARE AND RETIREMENT CORPORATION                 PROXY

                 HCR STOCK PURCHASE AND RETIREMENT SAVINGS PLAN


        The undersigned hereby authorizes and instructs National City Bank, Cleveland, Trustee under the HCR Stock Purchase and Retirement Savings Plan, to vote in person or by proxy the full common shares of Health Care and Retirement Corporation credited to my account under the Health Care and Retirement Corporation Stock Fund as of March 12, 1998, if any, at the Annual Meeting of Stockholders to be held on May 5, 1998, or at any adjournment thereof.

        When properly executed, this proxy will be voted in the manner directed on the reverse side of this card by the undersigned stockholder. If no direction is made, this proxy will be voted by the Trustee in accordance with the instructions received with respect to a majority of shares in the Health Care and Retirement Corporation Stock Fund.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.
            ITEMS 1, 2 AND 3 HAVE BEEN  PROPOSED BY THE REGISTRANT.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

-------------------------------------------------------------------------------






HEALTH CARE & RETIREMENT CORP. (SAVINGS PLAN)

                     HEALTH CARE AND RETIREMENT CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

 [                                                                           ]



                                                                                                For All
                                                                For          Withhold           Except Nominee(s)
                                                                All             All             Written Below
1. ELECTION OF DIRECTORS: CLASS I-                              / /             / /                  / /
   Nominees: John J. Clair, Jr., and Paul A. Ormond

   ________________________________________________________

                                                                For           Against              Abstain
2. Approval of increase in authorized shares.                   / /             / /                  / /

                                                                For           Against              Abstain
3. Ratify selection of Ernst & Young LLP as auditors.           / /             / /                  / /

4. In its discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON.


Dated: _________________________, 1998


_____________________________________
Signature

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.




HEALTH CARE & RETIREMENT CORP. (SAVINGS PLAN)

PROXY              HEALTH CARE AND RETIREMENT CORPORATION                 PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Paul A. Ormond, Geoffrey G. Meyers and
R. Jeffrey Bixler and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote, as designated herein, all shares of common stock of Health Care and Retirement Corporation held of record by the undersigned on March 12, 1998, at the Annual Meeting of Stockholders to be held on May 5, 1998, or at any adjournment thereof.

        This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1, 2 and 3. Items 1, 2 and 3 have been proposed by the registrant.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

-------------------------------------------------------------------------------






HEALTH CARE & RETIREMENT CORP. (PROXY)

                     HEALTH CARE AND RETIREMENT CORPORATION
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/

 [                                                                           ]


                                                                                                For All
                                                                For          Withhold           Except Nominee(s)
                                                                All             All             Written Below
1. ELECTION OF DIRECTORS: CLASS I-                              / /             / /                  / /
   Nominees: John J. Clair, Jr., and Paul A. Ormond

   ________________________________________________________

                                                                For           Against              Abstain
2. Approval of increase in authorized shares.                   / /             / /                  / /

                                                                For           Against              Abstain
3. Ratify selection of Ernst & Young LLP as auditors.           / /             / /                  / /

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated: _________________________, 1998


_____________________________________
Signature


_____________________________________
Signature, if held jointly

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                            YOUR VOTE IS IMPORTANT.


           PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.




HEALTH CARE & RETIREMENT CORP. (PROXY)